Computation of Earnings Per Share

                            HELP AT HOME, INC.


                              Schedule 11.1


                                        1997                1996
                                        ----                ----

Net income (loss)                   $(3,602,281)          $(479,190)
                                      =========             ========
Weighted average number of shares
   of Common Stock outstanding       1,869,375            1,869,375

Net income (loss) per share:
   Basic                            $    (1.93)           $    (.26)

   Diluted                          $    (1.93)           $    (.26)